EXHIBIT 99.1

Press Release

Trend Mining Announces Gold Pour at Andacollo, Chile
Monday April 3, 9:24 am ET

DENVER, April 3, 2006 (PRIMEZONE) — Trend Mining Company (OTC BB:TRDM.OB — News) is pleased to announce that gold production commenced last week at Andacollo, Chile. The mine owners advised Trend today that full settlement at the refinery should occur on or before April 21, and Trend should expect its first check from its royalty interest to be due by May 25, 2006.

Gold income from Andacollo will provide Trend its first operating revenues. Andacollo should produce 57,800 ounces of gold in 2006, and, whereas the first gold was poured earlier than Trend expected, the owners advise Trend to count on budgeted gold production to be conservative. Projections for the balance of gold production from the +300,000 oz. resource have not yet been provided to the Company. Trend’s 1% net smelter returns royalty, at current gold prices of $580 per ounce of gold, should pay Trend this year well in excess of $300,000 (pretax). Trend’s CEO, Thomas Loucks, said, “The advent of gold production and revenue is welcome news for Trend. On other fronts, the Company's biggest upside remains the uranium exploration program in Saskatchewan, and its nearest term exploration success will be the Mouat nickel-copper deposit at Stillwater, Montana.”

The Company’s mineral assets are the royalty on Andacollo, its major land position in the uranium-rich Athabasca Basin of Saskatchewan, its right to earn a 50% interest in a known and potentially significant nickel-copper resource with potential credits in platinum, palladium, and cobalt at Stillwater in Montana, and Trend is vetting inquiries from several parties who are interested in exploring Lake Owen in Wyoming (platinum group metals and iron-titanium-vanadium potential) and Peter Lake, Saskatchewan (nickel-copper and platinum group metals).

The Mouat Nickel-Copper deposit at Stillwater, Montana, will be Trend’s focus for the balance of 2006. It appears to offer Trend’s shareholders their best potential for near term exploration success. Whereas Trend entered into an option agreement with Aurora Metals (BVI) Limited with the intent to conduct exploration along horizons lying south of Stillwater’s operating platinum-palladium mine, today’s metal prices caused Trend to realize that the Mouat already offers potential for a significant resource without having to make a discovery. Published estimates of mineralized material (U.S. Geological Survey “resources” (1993)) vary from 92.0 million tons at 0.27% Ni and 0.29% Cu as a global estimate or 23.1 million tons at 0.62% Ni and 0.45% Cu). Trend is currently assessing the historical data for purposes of mounting an underground drilling program on this resource this summer, based from the historic Mouat tunnel which was driven by Anaconda in the 1970s to explore the resource at that time.

The uranium deposits in Saskatchewan are the richest in the world, and Trend’s Diabase Peninsula project bears important geologic similarities to Saskatchewan’s high grade McArthur River mine (437 million pounds at a grade of 25% U3O8), which was discovered by the geologist who is the underlying owner of Diabase Peninsula. Trend’s project is being explored under an agreement with Nuinsco Resources which can earn 50% in the project through its current drilling program. Nuinsco has advised Trend that it has already intersected anomalous uranium and will follow with additional drilling this spring and summer. Uranium presents Trend’s shareholders with a large upside.

Trend Mining Company is a diversified, U.S.-based minerals company that offers investors exposure and leverage to discovery of precious and base metals. Trend’s properties include its royalty interest in the Andacollo gold mine in Chile, along with a compelling portfolio of uranium, PGM and base metal exploration projects in the United States and Canada. Trend is led by highly qualified management and a strong Board of Directors. Trend stock trades on the OTC Bulletin Board (OTC BB:TRDM.OB — News).

Throughout this press release, there are forward-looking statements and assumptions made by management within the meaning of Section27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected are, but not limited to, adverse price fluctuations of underlying metals, the company’s ability to acquire and develop properties, competition from larger more established companies, the ability to finance future acquisitions and projects, and governmental regulation. Trend Mining Company believes that the projects it has entered into and those it will enter into show promise, but there can be no guarantee of that. This press release is for informational purposes only and should not be construed as an offer to solicit, buy, or sell any security.

Contact:
      Trend Mining Company
      Thomas Loucks, President & CEO
      (303) 798-7363
      www.trendmining.com